Exhibit 21.1

Subsidiaries	Jurisdiction of Incorporation
Desktop Metal Operating, Inc.	Delaware
Desktop Metal GMBH	Germany
Desktop Metal Securities Corporation	Massachusetts
addLEAP AB	Sweden
Figur Machine Tools LLC	New Jersey
EnvisionTEC US LLC	Delaware
Envisiontec GmbH	Germany
EnvisionTec Group Canada, Inc.	Canada
Adaptive3D LLC	Delaware
Adaptive 3D Technologies, LLC	Texas
Syzygy Memory Plastics Corporation	Delaware
Beacon Bio, Inc.	Delaware
DM Belgium B.V.	Belgium
Aerosint S.A.	Belgium
Dental Arts Laboratories, Inc.	Illinois
A.I.D.R.O. Srl	Italy
Meta Additive Ltd.	United Kingdom
Larry Brewer Dental Lab, Inc.	Oklahoma
Brewer Tafla Dental Technologies, LLC	Oklahoma
May Dental Arts, LLC	Missouri
ExOne Americas, LLC	Delaware
ExOne Operating, LLC	Delaware
ExOne GmbH	Germany
ExOne KK	Japan
Desktop Labs, Inc.	Delaware